Exhibit 21.1

Following are the operating subsidiaries of BackWeb Technologies, Ltd:

BackWeb Technologies, Inc., a U.S. corporation;
BackWeb Canada, Inc., a Canadian corporation;
BackWeb Technologies GmbH, a German corporation; and
BackWeb Technologies Europe Limited, a United Kingdom corporation.

Other subsidiaries ceased commercial operations in January 2002 but continue to be wholly owned subsidiaries. These subsidiaries are registered as:

BackWeb Technologies (U.K.) Ltd., a United Kingdom corporation, and
BackWeb Technologies S.a.r.l., a French corporation.